Registration No. 33-


                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                    FORM S-8
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

                             NO BORDERS, INC. f/k/a
                             ----------------------

                        AMERICAN EAGLE MANUFACTURING CO.
                        --------------------------------

             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

          NEVADA                                                88-0429812
--------------------------                                      ----------
(STATE  OR  OTHER  JURISDICTION                               (IRS  EMPLOYER
    OF  INCORPORATION)                                      IDENTIFICATION  NO.)


100 Market Street, Santa Monica, California                          90291
(ADDRESS  OF  PRINCIPAL  EXECUTIVE  OFFICES)                       (ZIP CODE)


                           STOCK ISSUANCE PURSUANT TO
                      2004 NON-QUALIFIED STOCK OPTION PLAN
                      ------------------------------------
                            (FULL TITLE OF THE PLAN)

COPY  TO:
J. Holt Smith
1900 Avenue of the Stars
Suite 1450
Los Angeles, CA 90067
(310)  286-1250                          Fax  (310)  286-1816
NAME,  ADDRESS  AND  TELEPHONE
NUMBER  OF  AGENT  FOR  SERVICE)


   APPROXIMATE DATE OF PROPOSED SALES PURSUANT TO THE PLAN: FROM TIME TO TIME
            AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.

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                            CALCULATION OF REGISTRATION FEE


                            CALCULATION OF REGISTRATION FEE


TITLE OF SECURITIES         AMOUNT TO       PROPOSED       PROPOSED     AMOUNT
TO BE REGISTERED                BE          MAXIMUM        MAXIMUM        OF
                            REGISTERED   OFFERING PRICE   AGGREGATE    REGISTRA-
                                              PER          OFFERING      TION
                                            SHARE (1)       PRICE         FEE

Common Stock, $.001 par     2,500,000      $   0.75      $1,875,000   $  220.69
value                       ---------      ---------     ----------   ---------



          (1) Calculated in accordance with Rule 457(c) solely for the purpose of
      determining the registration fee. The offering price is based on the average of
      the bid and asked price as reported on the Nasdaq Electronic Bulletin
                                   Board as of
                                February 1, 2005.



                                     PART I
              INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS


  ITEM 1. PLAN INFORMATION
Information required by Item 1 is included in documents sent or given to participants in the Plan pursuant to Rule 428(b)(1) of the Securities Act.

  ITEM 2. REGISTRATION INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION Information required by Item 2 is included in documents sent or given to participants in the Plan pursuant to Rule 428(b)(1) of the Securities Act.



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



                                     PART II
               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


  ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE
The following documents filed with the Securities and Exchange Commission (the "Commission") are incorporated by reference into this Registration Statement and are made a part hereof:

(a) The Annual Report of American Eagle Manufacturing Co. (the "Company") on Form 10-KSB filed on April 18, 2003 for the fiscal year ended December 31, 2002, as amended by Form 10-KSB/A filed on April 24, 2003, which includes audited financial statements as of and for the year ended December 31, 2002, the annual report on Form 10-KSB for the year ended December 31, 2003 filed on October 13, 2004.

(b) All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Annual Report referred to in
Item 3(a) above, including the report on Form 10-QSB for the Nine-Months ended September 30, 2004 filed on November 22, 2004 and the report on Form 8-K/A filed on January 28, 2005, which includes reviewed financial statements of as of and for the Nine-Months ended September 30, 2004.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, after the date of filing this Registration Statement and prior to such time as the Company files a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for the purpose of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which is also, or is deemed to be, incorporated herein by reference modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.


  ITEM 4. DESCRIPTION OF SECURITIES
  COMMON STOCK

GENERAL. The Company is authorized to issue 200,000,000 shares of Common Stock, $.001 par value per share.

The holders of the Common Stock are entitled to receive dividends when, as and if declared by the Board of Directors, out of funds legally available therefor. In the event of liquidation, dissolution or winding up of the Company, the holders of the Common Stock are entitled to share ratably in all assets remaining available for distribution to them after payment of liabilities and after provision has been made for each class of stock, if any, having preference over the Common Stock. The holders of the Common Stock as such have no conversion, sinking fund, cumulative, preemptive or other subscription rights and there are no redemption provisions applicable to the Common Stock.

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VOTING RIGHTS. The holders of the Common Stock are entitled to one vote for each share held of record on all matters to be voted on by stockholders. There is no cumulative voting with respect to the election of directors, with the results that the holders of shares having more than fifty percent (50%) of the votes for the election of directors can elect all of the directors.

DIVIDEND POLICY.During the last two fiscal years, the Company has not paid any dividends on its Common Stock. The payment of dividends, if any, in the future is within the discretion of the Board of Directors and will depend upon the Company's earnings, its capital requirements and financial condition and other relevant factors. The Board does not intend to declare any dividends in the foreseeable future, but instead intends to retain all earnings, if any, for use in the Company's business operations.

  ITEM 5. INTEREST OF NAMED EXPERTS AND COUNSEL
Legal counsel for the Company is the owner of 200,000 unrestricted shares of the Company's common stock.

  ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS
Nevada law authorizes a corporation to indemnify directors, officers, employees or agents of the corporation in non-derivative suits if such party acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful, as determined in accordance with Nevada law.

The Company's Bylaws provide indemnification for any present or former director, advisor director or officer of the Company, any person who served in any such capacity at the Company's request in another corporation, partnership joint venture, trust, employee benefit plan or other enterprise, and any person nominated or designated by the Board of Directors to serve in any of the above mentioned capacities (the "Indemnitee") against all judgments, penalties (including excise and similar taxes), fines, amounts paid in settlement and reasonable expenses actually incurred in connection with any threatened, pending or contemplated action, suit or proceeding, whether civil, criminal, administrative, arbitrative or investigative, any appeal in such an action, suit or proceeding, and any inquiry or investigation that could lead to such an action, suit or proceeding ("Proceeding") in which the Indemnitee was, is or is threatened to be named a defendant or respondent, by reason, in whole or in part, of his serving or having served, or having been nominated or designated to serve, in any of the capacities referred to above, if it is determined that the Indemnitee conducted himself in good faith, reasonable believed that his conduct was in the Company's best interest (or at least not opposed to the Company's best interest in certain cases), or in the case of any criminal proceeding, had no reasonable cause to believe that his conduct was unlawful. If the Indemnitee is found liable to the Company or is found liable on the basis that personal benefit was improperly obtained, the Bylaws limit the indemnification to the reasonable expenses actually incurred by the Indemnitee in connection with the Proceeding. The Bylaws do not provide indemnification in respect of any proceeding in which the Indemnitee has been found liable for willful or intentional misconduct in the performance of his duty to the Company. The indemnification provided by the Bylaws is applicable whether or not negligence or gross negligence of the Indemnitee is alleged or proven. The indemnification is not exclusive of, and does not preclude, any other rights to which an Indemnitee may at any time be entitled under the Company's Articles of Incorporation, any law, agreement or vote of shareholders or disinterested directors, or otherwise, or under any policy or policies of insurance purchased and maintained by the Company on behalf of any Indemnitee as to action in any capacity.



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The provisions affecting personal liability do not abrogate a director's or officer's fiduciary duty to the Company and its shareholders, but eliminate personal liability for monetary damages for breach of that duty. The provisions regarding indemnification do not, however, eliminate or limit the liability of an officer or director for failing to act in good faith, for acting in a manner not in the Company's best interest, for engaging in willful or intentional misconduct, fraud or knowingly violating a law, for authorizing the illegal payment of a dividend or repurchase of stock, for obtaining a personal benefit in money, property or services to which the officer or director is not legally entitled or for violations of the federal securities laws including those regarding "short-swing" profits. The provisions also do not eliminate or limit the liability of a director for breaching a director's duty of loyalty, which is generally described as the duty not to engage in any transaction which involves a conflict between the interest of the Company and those of the director.

  ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED
Not applicable.

  ITEM 8. EXHIBITS

4.1    2004  Non-Qualified  Stock  Option  Plan
5.1 Opinion and consent of David M. Loev, Attorney at Law re: the legality of the shares being registered
23.1   Consent  of  David  M.  Loev, Attorney at Law (included in Exhibit 5.1)
23.2   Consent  of  Malone  &  Bailey,  PLLC,  Certified  Public  Accountants
23.3   Consent  of  Pollard-Kelley  Auditing  Services,  Inc.
23.4   Consent of Smith & Associates, Attorneys at Law (included in Exhibit 5.2)

  ITEM 9. UNDERTAKINGS

(a) The registrant hereby undertakes:

          (1) To file, during any period in which offers or sells are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (2) That, for the purpose of determining liability under the Securities Act of 1933, each post-effective amendment shall be treated as a new registration statement of the securities offered, and the offering of the securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To file a post-effective amendment to remove from registration any of the securities being registered that remain unsold at the end of the offering.

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(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.


                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Carlsbad, State of California on January 28, 2005.
                              CO. NO BORDERS, INC.
                              --------------------

BY: /s/ Paul Hinojosa
    --------------------------------------
    President

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  Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

SIGNATURES         TITLE           DATE
----------         -----           ----

Paul Hinojosa,     President       January 27, 2005

Michael Rosenfeld  Director        January 27, 2005